Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact:
Bruce Johnson	Matt Hayden
eResearchTechnology, Inc.	Hayden Communications
215-282-5580	858-704-5065

eResearchTechnology Reports Fourth Quarter Results

Reports Revenue of $25.4 Million and Earnings per Share of $0.10

PHILADELPHIA, PA February 8, 2006/PRNewswire-FirstCall/ – eResearchTechnology, Inc. (Nasdaq: ERES) (“eRT” or “the company”), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today results for the quarter ended December 31, 2005.

The company reported revenues of $25.4 million for the fourth quarter, compared to $27.1 million in revenue reported for the fourth quarter of 2004. eRT reported net income for the fourth quarter of 2005 of $5.3 million, or $0.10 per diluted share, versus net income of $7.0 million, or $0.13 per diluted share, for the fourth quarter of 2004. The company’s tax rate for the fourth quarter of 2005 was 38.3% compared to 40.0% in the fourth quarter of 2004.

For the year ended December 31, 2005, the company reported revenues of $86.8 million, compared to $109.4 million in revenues for the year ended December 31, 2004. eRT reported net income of $15.4 million, or $0.29 per diluted share, for the year ended December 31, 2005, compared to net income of $29.7 million, or $0.54 per diluted share, for the year ended December 31, 2004. The company’s tax rate was 37.0% for the year ended December 31, 2005 versus 40.8% for the same period in 2004.

eRT ended the quarter with $55.0 million in cash, cash equivalents and investments, a decrease from $71.8 million at the end of the third quarter of 2005. The decrease in the balance as of December 31, 2005 was due to eRT purchasing 1.1 million shares of its common stock at a cost of $15.4 million during the quarter. For the full year, the company purchased 1.8 million shares of its common stock at a cost of $24.8 million.

Some of the highlights of the fourth quarter and full year included:

•	eRT signed a record $121.9 million in new contracts and work orders for the full year and a record $39.7 million in the fourth quarter.
•	The company entered into new Thorough QT definitive ECG study agreements valued at approximately $13.5 million in the quarter and $35.5 million in the full year.
•	During 2005, the company signed 36 new cardiac safety accounts and contracted for work on new studies for 102 new compounds.
•	eRT signed $17.6 million in program level awards in the fourth quarter and $42.1 million for the full year.

“This quarter represented an important milestone for the company as it was awarded a record $40 million in new signings demonstrating the importance of cardiac safety evaluation in clinical trials,” commented Joseph Esposito, President and CEO of eRT. “As we move forward, the stage is now set for identifiable growth in 2006 commensurate with the increase in new signings that the company has experienced. The company has built a strong platform to capitalize on the growth ahead while fulfilling its mission to improve the quality of life for all. Our employees deserve special recognition for their relentless commitment to excellence. ”

2006 Guidance

The company issued the following update to guidance for 2006: For the first quarter of 2006, the company expects to report revenues of between $21.0 and $23.0 million and net income of $0.05 to $0.07 per diluted share. For the full year 2006, the company expects revenue of $112 million to $118 million and earnings per diluted share of $0.42 to $0.48. The guidance estimates do not include the impact of expensing stock options under SFAS No. 123R, which is expected to reduce earnings per diluted share by $0.01 for the first quarter of 2006 and $0.03 to $0.04 for the full year 2006.

Mr. Esposito and Bruce Johnson, the company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:45 p.m. EST on February 8, 2006. Interested participants should call 800-811-0667 when calling within the United States or 913-981-4901 when calling internationally. There will be a playback available until March 8, 2006. To listen to the playback, please call 888-203-1112 when calling within the United States or 719-457-0820 when calling internationally. Please use pass code 5042035 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00002CE9. The webcast can be accessed until March 8, 2006 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2006 financial guidance, involve a number of risks and uncertainties such as the company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005

Net revenues:
Licenses	$2,005	$1,645	$9,803	$6,063
Services	18,177	17,528	76,340	59,712
Site support	6,951	6,257	23,250	21,072

Total net revenues	27,133	25,430	109,393	86,847

Costs of revenues:
Cost of licenses	148	117	664	436
Cost of services	6,005	6,163	24,124	24,337
Cost of site support	3,491	4,179	11,486	13,965

Total costs of revenues	9,644	10,459	36,274	38,738

Gross margin	17,489	14,971	73,119	48,109

Operating expenses:
Selling and marketing	2,040	2,469	9,391	9,122
General and administrative	3,204	3,238	10,276	11,458
Research and development	1,044	1,118	4,090	4,093

Total operating expenses	6,288	6,825	23,757	24,673

Operating income	11,201	8,146	49,362	23,436
Other income, net	406	450	863	936

Income before income taxes	11,607	8,596	50,225	24,372
Income tax provision	4,643	3,296	20,501	9,007

Net income	$6,964	$5,300	$29,724	$15,365

Basic net income per share	$0.14	$0.11	$0.58	$0.31

Diluted net income per share	$0.13	$0.10	$0.54	$0.29

Shares used to calculate basic net
income per share	51,038	49,541	51,375	50,114

Shares used to calculate diluted net
income per share	54,084	52,183	55,133	52,905

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2004	December 31, 2005

ASSETS		(unaudited)

Current assets:
Cash and cash equivalents	$45,806	$18,432
Short-term investments	19,158	33,569
Accounts receivable, net	14,798	15,178
Prepaid expenses and other	3,255	2,528
Deferred income taxes	323	841

Total current assets	83,340	70,548

Property and equipment, net	25,204	28,670
Goodwill	1,212	1,212
Long-term investments	3,784	3,008
Other assets	1,049	993
Deferred income taxes	2,306	335

	$116,895	$104,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,455	$2,332
Accrued expenses	4,318	5,155
Income taxes payable	2,517	1,041
Current portion of capital lease obligations	233	153
Deferred revenues	20,325	16,072

Total current liabilities	29,848	24,753

Capital lease obligations, excluding current portion	193	40

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized,
none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized,
56,396,696 and 56,871,010 shares issued, respectively	564	569
Additional paid-in capital	69,694	73,290
Accumulated other comprehensive income	1,601	586
Retained earnings	46,550	61,915
Treasury stock, 6,067,519 and 7,847,119 shares at cost, respectively	(31,555)	(56,387)

Total stockholders’ equity	86,854	79,973

	$116,895	$104,766

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2004	2005

Operating activities:
Net income	$29,724	$15,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,706	10,741
Cost of sale of equipment	1,152	1,018
Provision for uncollectible accounts	171	87
Stock option income tax benefits	12,173	2,107
Investment impairment charge	—	284
Changes in operating assets and liabilities:
Accounts receivable	(815)	(696)
Prepaid expenses and other	(1,541)	671
Accounts payable	(1,093)	(72)
Accrued expenses	(524)	806
Income taxes	3,856	(10)
Deferred revenues	7,812	(4,109)

Net cash provided by operating activities	59,621	26,192

Investing activities:
Purchases of property and equipment	(17,355)	(16,145)
Purchases of investments	(23,351)	(38,193)
Proceeds from sales of investments	13,967	24,558

Net cash used in investing activities	(26,739)	(29,780)

Financing activities:
Repayment of capital lease obligations	(720)	(233)
Proceeds from exercise of stock options	3,303	1,495
Repurchase of common stock for treasury	(28,165)	(24,832)

Net cash used in financing activities	(25,582)	(23,570)

Effect of exchange rate changes on cash	142	(216)

Net increase (decrease) in cash and cash equivalents	7,442	(27,374)
Cash and cash equivalents, beginning of period	38,364	45,806

Cash and cash equivalents, end of period	$45,806	$18,432